Exhibit 5.1

Harney Westwood & Riegels (Cayman) LLP
3rd Floor, Harbour Place
103 South Church Street, PO Box 11088
Grand Cayman KY1-1008, Cayman Islands
Tel: +1 345 949 8599

DATE: 22 December 2025

christopher.hall@harneys.com

george.weston@harneys.com

GYW/RYD/066049.0001

Graphjet Technology

Harneys Fiduciary (Cayman) Limited

4th Floor

Harbour Place

103 Church Street

Grand Cayman

KY1-1002

Attention: Alwyn Burton

Dear Sir or Madam

Re: Graphjet Technology (Company No. 379437) (Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company’s Form S-1 Registration Statement (Registration Statement), and the resale of up to 17,772,578 class A ordinary shares of $0.006 par value each in the Company (the Resale Shares).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

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Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company, duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the Mem & Arts (as defined in Schedule 1), the share capital of the Company is US$6,000,000.00 divided into 1,000,000,000 class A ordinary shares of $0.006 par value each in the share capital of the Company.

3	Valid Issuance of Resale Shares. The Resale Shares, when issued and sold in accordance with the Registration Statement, once duly authorised by passed resolutions and once consideration of not less than the par value is paid per share, will be duly authorised, validly issued, fully paid and non-assessable. Shares in the Company are issued when the name of that shareholder is entered on the register of members of the Company.

4	Court Search. Based solely on our inspection of the Court Search, the Court Register (as defined in Schedule 1) disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion.

We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit in connection with the transactions contemplated by the Transaction Documents. It may be disclosed on a non-reliance basis to:

(i)	your professional advisers (acting only in that capacity);

(ii)	any person to whom disclosure is required to be made by applicable law or pursuant to the rules or regulations of any regulatory body exercising jurisdiction over you or in connection with any judicial proceedings; and

(iii)	any of your successors in title and assignees.

It may not be disclosed to or relied on by any other party or for any other purpose.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels (Cayman) LLP

SCHEDULE 1

List of Documents Examined

1	A copy of the Certificate of Incorporation of the Company dated 6 August 2021 and the Certificate of Incorporation on Change of Name of the Company dated 14 March 2024, each issued by the Registrar.

2	A copy of the Second Amended and Restated Memorandum and Articles of Association of the Company (Mem & Arts) dated 22 December 2025 August 2025, effective on 22 December 2025.

3	A Certificate of Incumbency in respect of the Company, issued by Harneys Fiduciary (Cayman) Limited on 03 December 2025, as Registered Office provider to the Company (Certificate of Incumbency).

4	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 03 December 2025.

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (Court Register) via the Court’s Digital System from the incorporation date of the Company to 22 December 2025 (Court Search).

6	A copy of resolutions of the board of directors of the Company dated 22 December 2025 approving matters relating to this opinion (Resolutions).

1 to 7 above are the Corporate Documents. The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Authenticity of Documents. All copies of Documents provided to us are true and complete copies of the originals.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

4	Resolutions. The Resolutions have been duly executed by or on behalf of the directors, and the signature(s) and initial(s) thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

5	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

6	Shares. That consideration shall be paid in cash for each Resale Shares and that such consideration shall be no less than the par value of the Resale Share.

SCHEDULE 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the assets of the relevant company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Law have been paid and the Registrar of Companies of the Cayman Islands has no knowledge that the Company is in default under the Law.

5	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands, and through inadvertent errors or delays in updating such digital system (and/or the Court Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court of the Cayman Islands which, pursuant to the rules of the Grand Court of the Cayman Islands or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).

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